First Interstate BancSystem, Inc. Announces Increased Dividend

Company Release: January 19, 2017

(Billings, MT) First Interstate BancSystem, Inc.'s (Nasdaq: FIBK) Board of Directors, at a meeting held on January 19, 2017, declared a dividend of $0.24 per common share. The dividend is payable on February 10, 2017 to owners of record as of January 30, 2017. This dividend reflects a 9% increase from dividends paid during the fourth quarter of 2016 of $0.22 per common share.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $9.0 billion in assets as of September 30, 2016. It is the parent company of First Interstate Bank, a community bank operating 81 banking offices, including online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 28 consecutive years of profitability, First Interstate is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

First Interstate BancSystem, Inc.
Marcy Mutch, +1 406-255-5312
Chief Financial Officer
marcy.mutch@fib.com